CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 45 to the Registration Statement on Form N-4 (33-58950) of Separate Account A of Equitable Financial Life Insurance Company of (i) our report dated March 12, 2020 relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company (formerly known as AXA Equitable Life Insurance Company) and (ii) our report dated April 20, 2020 (the “Report”) relating to the financial statements of each Variable Investment Option of Separate Account A of Equitable Financial Life Insurance Company (formerly known as Separate Account A of AXA Equitable Life Insurance Company) listed in the Report, which appear in Separate Account A of AXA Equitable Life Insurance Company’s Amendment No. 43 to the Registration Statement on Form N-4.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

November 5, 2020